Exhibit 10.7

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of June, 2015 (the “Effective Date”) by and between Concentra Inc., a Delaware corporation (the “Company”), and Keith Newton (the “Executive”).

RECITALS

The Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.            Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2.            Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.            Capacity and Performance.

(a)            During the term hereof, the Executive shall serve the Company as its Chief Executive Officer and as a member of the Board of Directors of Concentra Group Holdings, LLC (the “Board”); provided, however, that if the Executive’s employment with the Company terminates for any reason, then concurrently with such termination, the Executive will resign from the Board unless otherwise agreed in writing by the Board and the Executive. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b)            During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board or by its designees. The Executive’s principal work location shall be in Addison, Texas.

(c)            During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may without advance consent (i) participate in civic and charitable activities, including serving on civic and charitable boards or committees, (ii) manage personal investments, (iii) serve on up to one additional board of a for-profit entity, and (iv) engage in the activities set forth on Exhibit A hereto; provided, however, that such activities described in the preceding (i) through (iv) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates and do not violate Sections 7, 8 or 9 of this Agreement.

(d)            During the term hereof, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4.            Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and responsibilities to the Company and its Affiliates pursuant to this Agreement:

(a)            Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year, payable in accordance with the normal payroll practices of the Company as in effect from time to time (but no less frequently than monthly) and subject to increase (but not decrease) from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b)            Annual Bonus Compensation. For each fiscal year completed during the term hereof, pro-rated for the partial initial fiscal year, the Executive shall be eligible to participate in any annual bonus plan provided by the Company for its executives generally, as in effect from time to time. The Executive’s annual target bonus amount shall be one hundred percent (100%) of the Base Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the Board in accordance with the applicable performance criteria established by the Board; provided, however, that for fiscal year 2015, the Executive shall be guaranteed an annual bonus in an amount equal to no less than the Target Bonus pro-rated based on the number of calendar days the Executive is employed during such fiscal year. Except as set forth in Section 5 hereof, in order to receive an annual bonus under this Section 4(b) for any fiscal year, the Executive must be employed by the Company on the date that such annual bonus is paid.

(c)            Vacations. During the term hereof, the Executive shall be entitled to earn four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)            Employee Benefit Plans. During the term hereof and subject to any contribution therefore generally required of similarly-situated employees of the Company, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, excluding any severance pay plan. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time (whether or not such plan is subject to ERISA).

(e)            Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time.

5.            Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)            Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to Section 5(g)(iv) shall be paid not later than the deadline specified therein, and (iv) any vested amount arising from the Executive’s participation in, or vested benefits under, any employee benefit plans, programs or arrangements (including, without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). In addition, in the event of the Executive’s death during the term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate, any earned but unpaid annual bonus for any fiscal year completed prior to the fiscal year in which the date of termination occurs, at such time when such bonuses are payable to executives of the Company generally. The Company shall have no further obligation or liability to the Executive. Other than business expenses described in Section 5(a)(iii) and any vested amounts arising from employee benefit plans, programs or arrangements described in Section 5(a)(iv), Final Compensation shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the date of death.

(b)            Disability.

(i)            The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation exclusive of the leave of absence provided hereunder) for ninety (90) consecutive or any one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for payment of any Final Compensation due the Executive and payment, at such time when such bonuses are payable to executives of the Company generally, of any earned, but unpaid annual bonus for any fiscal year completed prior to the fiscal year in which the date of termination occurs. Other than business expenses described in Section 5(a)(iii) and any vested amounts arising from employee benefit plans, programs or arrangements described in Section 5(a)(iv), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(ii)            The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of his employment, whichever shall first occur. While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Employee Benefit Plans in accordance with Section 4(d) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of his employment hereunder. For the avoidance of doubt, no action contemplated by this Section 5(b)(ii) shall constitute Good Reason (as defined below) for termination by the Executive of his employment hereunder pursuant to Section 5(e) hereof.

(iii)            If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)            By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)            the Executive’s substantial failure to perform, or gross negligence or intentional misconduct in the performance of, his duties and responsibilities to the Company or any of its Affiliates (provided that acts in the nature of bad business judgement shall not be considered misconduct for this purpose), which failure, negligence or misconduct, if capable of cure, is not cured within fifteen (15) days of receipt of written notice from the Company to the Executive of such failure, negligence or misconduct; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances;

(ii)            the Executive’s material breach of any of the terms of this Agreement or any other written agreement between the Company and the Executive, which breach, if capable of cure, is not cured within fifteen (15) days of receipt of written notice of such breach from the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances;

(iii)            the Executive’s conviction of, or plea of nolo contendere to, (A) a felony or (B) other crime involving fraud, embezzlement, theft or other material dishonesty;

(iv)            the Executive’s engaging in conduct that causes material harm to the Company or any of its Affiliates; or

(v)            a breach of any fiduciary obligation that the Executive owes to the Company or any of its Affiliates.

Upon the giving of written notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for any Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(iii) and any vested amounts arising from employee benefit plans, programs or arrangements described in Section 5(a)(iv), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(d)            By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive. In the event of such termination, in addition to any Final Compensation due to the Executive, the Company will pay the Executive (i) any earned, but unpaid annual bonus for any fiscal year completed prior to the fiscal year in which the date of termination occurs, which amount shall be paid at such time when such bonuses are payable to executives of the Company generally, (ii) severance pay, at the same rate as the Base Salary, for the period of twenty-four (24) months following the date of termination of his employment (the “Severance Payments”), (iii) a pro-rata portion of the Executive’s annual bonus for the fiscal year in which the date of termination occurs, based on actual performance through the end of such fiscal year and determined in accordance with Section 4(b) hereof (the “Pro-Rata Bonus”) and (iv) if the Pro-Rata Bonus is less than the Severance Bonus, an additional payment equal to the Severance Bonus (as defined below) less the Pro-Rata Bonus (the “Additional Payment” and, together with the Severance Payments and the Pro-Rata Bonus, the “Severance Benefits”). Other than business expenses described in Section 5(a)(iii) and any vested amounts arising from employee benefit plans, programs or arrangements described in Section 5(a)(iv), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective separation agreement containing a general release of claims and other customary terms in the form attached hereto as Exhibit B (which form may be modified by the Company to comply with applicable law) by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such separation agreement submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance with the obligations of the Executive to the Company and its Affiliates that survive termination of his employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Subject to Section 5(g) below, all Severance Payments to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in substantially equal installments over a twenty-four month period from the date of termination in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the later of the date the Executive returns the executed Release of Claims and the effective date of the Release of Claims. Notwithstanding anything to the contrary contained in this Agreement, if the time period to consider, return and revoke the Release of Claims covers two taxable years, the Severance Payments described in this Section 5(d) shall, to the extent treated as non-qualified deferred compensation pursuant to Section 409A (as defined below), commence in the later taxable year. The Pro-Rata Bonus and the Additional Payment will be paid in a lump sum at the time that annual bonuses for the fiscal year that includes the date of termination are paid by the Company generally, and in all events during the fiscal year following the fiscal year that includes the date of termination. The Release of Claims required for separation benefits in accordance with this Section 5(d) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims.

(e)            By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by (A) providing written notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition and (B) providing the Company a period of thirty (30) days to remedy the condition, if such condition may be remedied. The Executive’s termination of employment for Good Reason will be effective on the thirtieth (30th) calendar day following the expiration of the period to remedy if the Company has failed to remedy the condition or on the date of such notice of Good Reason if the condition may not be remedied. The following, if occurring without the Executive’s written consent, shall constitute “Good Reason” for termination by the Executive:

(i)            a material diminution in the nature or scope of the Executive’s duties, authority and/or responsibilities, or the Executive no longer reports directly to the Board;

(ii)            a requirement that the Executive relocate to a location more than fifty (50) miles from the location where the Executive is then providing services;

(iii)            a reduction in Base Salary as set forth in Section 4(a) hereof;

(iv)            a material breach of any of the terms of this Agreement or any other written agreement between the Company and the Executive;

(v)            a Change of Control that occurs at such time when no fund sponsored by Welsh, Carson, Anderson & Stowe, or any of their respective affiliates, owns, directly or indirectly, any equity interest of Group Holdings (or any successor company after such a transaction); or

(vi)            a SEM Change of Control.

In the event of a termination of employment in accordance with this Section 5(e), the Executive will be entitled to receive all the amounts he would have been entitled to receive had he been terminated by the Company other than for Cause pursuant to Section 5(d) above, provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(f)            By the Executive. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive any Final Compensation due him (other than business expenses described in Section 5(a)(iii) and any vested amounts arising from employee benefit plans, programs or arrangements described in Section 5(a)(iv), which shall be paid as described in Section 5(a)) at the time prescribed by applicable law and in all events within thirty (30) days following the date of the termination of employment.

(g)            Timing of Payments and Section 409A.

(i)            Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii)            For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii)            Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv)            Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(v)            In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(h)            Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to him in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive. The Executive hereby knowingly and voluntarily waives any right he might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits. The Executive also agrees that the Severance Benefits shall be reduced by any other payments or benefits to which the Executive is entitled under applicable law as a result of termination of his employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like, exclusive only of any right to unemployment insurance benefits to which the Executive may be entitled under applicable law.

6.            Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a)            Provision by the Company of Final Compensation, any earned but unpaid annual bonus amounts, and any Severance Benefits, if any, that are due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive under this Agreement. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b)            Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(f) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c)            Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits hereunder, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d) or 5(e), or with respect to Base Salary paid for notice waived pursuant to Section 5(f) hereof, no compensation or benefits will be earned after termination of employment.

7.            Confidential Information.

(a)            The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive will develop Confidential Information for the Company or its Affiliates and that the Executive will learn of Confidential Information during the course of employment. The Executive agrees that all Confidential Information which the Executive creates or to which he has access as a result of his employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and, to the extent feasible, agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information that is or has become generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b)            All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except as required for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business “Third Party Documents”) and each individually a “Third Party Document”) then in the Executive’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof.

8.            Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company compensation in excess of that provided for hereunder for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.            Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)            While the Executive is employed by the Company and during the twenty-four (24) month period following the date his employment terminates, regardless of the reason therefore (in the aggregate, the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any occupational medicine, urgent care, physical therapy, and/or wellness services business that competes directly with the Company or any of its Affiliates (a “Competing Business”) in, or within a fifty (50) mile radius of, any city in the United States in which the Company or any of its Affiliates do business or are actively planning to do business during the term hereof and, with respect to the portion of the Restricted Period that follows the date the Executive’s employment terminates, as of the date of termination (the “Restricted Area”). Specifically, but without limiting the foregoing, the Executive agrees not to work or provide services, in any capacity in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in a Competing Business within the Restricted Area. The foregoing, however, shall not prevent the Executive’s passive ownership of five percent (5%) or less of the equity securities of any publicly traded company.

(b)            Except as expressly provided for herein, the Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with any of his duties or obligations to the Company or any of its Affiliates.

(c)            The Executive agrees that, during his employment and during the Restricted Period, he will not directly or indirectly (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer or any prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions contained in (i) and (ii) shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing, published advertisement or similar general solicitation not specifically directed to or intended for any particular Person, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d)            The Executive agrees that, during the Restricted Period (excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties hereunder), the Executive will not, and will not assist any other Person to, (i) hire, engage or solicit for hiring or engagement any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that these restrictions (y) shall apply only to employees and independent contractors who have provided services to the Company or any of its Affiliates at any time within the immediately preceding two-(2) year period and (z) shall not prohibit solicitations made by the Executive to the general public not specifically directed to or intended for any particular Person.

10.          Notification Requirement. Until the conclusion of the Restricted Period, the Executive shall give notice to the Company of each new business activity he plans to undertake during the Restricted Period, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11.          Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7, 8 or 9 hereof.

12.          No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13.          Definitions. Capitalized words or phrases shall have the meanings provided in this Section 13 and as provided elsewhere herein:

(a)            “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)            “Change of Control” means (i) the sale of all or substantially all of the assets of Group Holdings other than to Select Medical Corporation (“SEM”), any fund sponsored by Welsh, Carson, Anderson & Stowe or any affiliate of any such fund or SEM or (ii) a merger, recapitalization or other business combination transaction or series of related transactions following which any Person (or group of Persons acting in concert) other than SEM, any fund sponsored by Welsh, Carson, Anderson & Stowe or any affiliate of any such fund or SEM owns directly or indirectly, more than fifty percent (50%) of the voting equity interests of Group Holdings (or any successor company after such a transaction).

(c)            “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, which, if disclosed by the Company or any of its Affiliates, would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, the identity and special needs of the patients of the Company and its Affiliates and the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed. Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available product or literature; information that the Executive lawfully acquires from a source other than the Company or its Affiliates or any client or vendor of the Company or any of its Affiliates (provided that such source, client or vendor is not bound by a confidentiality agreement with the Company or any of its Affiliates); or information that reflects the Executive’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its Affiliates.

(d)            “Group Holdings” means Concentra Group Holdings, LLC, a Delaware limited liability company.

(e)            “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the Services or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(f)            “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Group Holdings or any of its affiliates.

(g)            “SEM Change of Control” has the meaning ascribed to such term in the Amended and Restated Limited Liability Company Agreement of Concentra Group Holdings, LLC, dated as of June 1, 2015, as amended from time to time.

(h)            “Services” means all services planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all products provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

(i)            “Severance Bonus” means an amount equal to the greater of (i) the Executive’s Target Bonus for the fiscal year in which the date of termination of the Executive’s employment occurs or (ii) the average annual bonus actually paid to the Executive by the Company for the three fiscal years’ immediately preceding the fiscal year in which the date of termination of the Executive’s employment occurs.

14.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.          Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates or in the event that the Company shall hereafter effect a reorganization with, consolidate with, or merge into, an Affiliate or any Person or transfer all or substantially all of its properties, stock, or assets to an Affiliate or any Person to such Affiliate or Person, to the extent that any such Affiliate or Person has agreed in writing to assume and be fully bound by all the obligations and liabilities of the Company under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company.

20.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21.          Headings.      The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.          Counterparts.      This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.          Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

24.          Legal Fees. The Company will reimburse the Executive for actual and reasonable legal fees incurred in connection with the review, negotiation and execution of this Agreement and related documents, in an amount not to exceed Twenty Thousand Dollars ($20,000) in the aggregate, subject to receipt of reasonable documentation and substantiation of the same.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

	By:	/s/ Michael E. Tarvin
	Title:	Michael E. Tarvin, Vice President

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:		THE COMPANY:

By:	/s/ William Newton	By:
Title:

Exhibit A

1.            Service on the Board of Directors of Ancillary Advantage.

Exhibit B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments to be provided to me in connection with the termination of my employment under the employment agreement between me and Concentra Inc. (the “Company”), dated as of June ___, 2015 (the “Employment Agreement”), which are conditioned on my signing this Release of Claims, and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights, benefits, entitlements and claims, whether known or unknown, that I have had in the past, now have, or might have now or at any time in the future, for, upon or by reason of any matter, act, omission, event or occurrence, or any other thing whatsoever, arising at any time on or before date of this Release of Claims in any way resulting from, arising out of or connected with my employment by or other relationship with the Company or any of its affiliates or the termination of that employment or other relationship or the Employment Agreement or pursuant to any foreign, federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employment Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company or any of its affiliates, each as amended from time to time (collectively, the “Claims”), and I hereby release and forever discharge the Company and all of its past, present and future subsidiaries, affiliates, officers, directors, trustees, shareholders, investment funds, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

I acknowledge that my eligibility for severance pay is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and on its taking effect thereafter in accordance with its terms, but also is subject to my meeting in full my continuing obligations to the Company that survive the termination of my employment, including without limitation as set forth in Sections 7, 8 and 9 of the Employment Agreement.

I further acknowledge that my employment has ended on [•] [•], [•] (the “Separation Date”), and hereby resign, as of such date, from any and all officer positions I hold with the Company or any of its affiliates and from any and all memberships I hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its affiliates, and any and all memberships I hold on any of the committees of any such boards (collectively, the “Resignations”). I agree to sign and return such documents confirming the Resignations as the Company or any of its affiliates may reasonably request.

I hereby represent, warrant and agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company and its affiliates or otherwise, through the date on which my employment terminated and that, exclusive only of the payments expressly set forth in Section 5(d) of the Employment Agreement, no further compensation or benefits of any kind shall be due to me from the Company or any of its affiliates as a result of my employment with the Company. I also acknowledge and agree that, except for any right I and my eligible dependents may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my participation in all employee benefit plans of the Company and its affiliates has terminated as of the Separation Date, in accordance with the terms of those plans.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Separation Date, but that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)] days from the date I receive it. This Release of Claims creates legally binding obligations and the Company and its affiliates therefore advise me to consult an attorney before signing this Release of Claims. I also acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with members of my immediate family and tax advisors (on the condition that they agree not to further disclose this Release of Claims) before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly herein. I understand that I may revoke my acceptance of this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [•] of the Company, and that this Release of Claims will take effect only upon the expiration of such seven (7)-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: